EXHIBIT 10.59

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of November 8, 2006, is made by and between PRIME GROUP REALTY, L.P., a Delaware limited partnership (“Indemnitor”), and 131 SOUTH DEARBORN LLC, a Delaware limited liability company (“Indemnitee”).

R E C I T A L S:

A.           Indemnitee (as successor-in-interest to CARI, LLC, a New York limited liability company) and Dearborn Center, L.L.C., a Delaware limited liability company (“Seller”), are parties to that certain Purchase and Sale Agreement dated as of August 28, 2006 (as the same may have been amended, the “Purchase Agreement”), whereby Seller agreed to sell, and Indemnitee agreed to purchase, the real property and improvements commonly known as Citadel Center and located at 131 South Dearborn Street, Chicago, Illinois and certain other related property (collectively, the “Property”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

B.           JPMorgan Chase Bank, N.A., a national banking association (the “Lender”), is providing mortgage and mezzanine financing (collectively, the “Loan”) in connection with Indemnitee’s purchase of the Property, and is a third-party beneficiary of this Agreement as hereafter provided.

C.           This Agreement is intended to constitute the “One N. Wacker Guaranty” pursuant to Section 3.5 of the Purchase Agreement.

D.           Simultaneously herewith, the parties hereto have entered into a certain escrow agreement (a copy of which is annexed as Exhibit A hereto) by and among Indemnitor, on the one hand, Indemnitee, on the other hand, and Lender, as escrow agent (in such capacity, the “Escrow Agent”), which is intended to constitute (and is herein referred to as) the “One N. Wacker Escrow Agreement” pursuant to Section 3.5 of the Purchase Agreement. The sums held pursuant to such One N. Wacker Escrow Agreement are referred to herein as the “Purchase Agreement Escrow Funds.”

E.            Near North National Title LLC (the “Title Company”) is currently holding sums in escrow that were deposited (and continue to be held and disbursed) pursuant to the terms of that certain Strict Joint Order Escrow Agreement dated as of December 26, 2002 by and among One N. Wacker Drive Chicago LP, Citadel Investment Group, L.L.C. (“Citadel”), Seller and Title Company (the “SDMA Escrow Agreement”), such SDMA Escrow Agreement having been made in connection with that certain Sublease dated October 10, 2002 between Citadel, as sublandlord, and Sedgwick, Detert, Moran and Arnold LLP, as subtenant, with respect to a portion of the One N. Wacker Space. The sums held pursuant to such SDMA Escrow Agreement are referred to herein as the “SDMA Sublease Escrow Funds.”

F.            Indemnitor is an affiliate of Seller, and as such is deriving a substantial benefit from the sale of the Property.

G.           Indemnitee’s agreement to purchase the Property is made in reliance upon Indemnitor’s execution and delivery of this Agreement, failing which, Indemnitee would not have agreed to consummate the purchase of the Property.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby represents, warrants and covenants to Indemnitee as follows:

1.            Defined Terms. For purposes of this Agreement, the term “One N. Wacker Obligations” shall mean the agreements, covenants and obligations of the landlord under Section 43 of that certain Lease Agreement dated February 9, 2001 by and between Seller, as landlord, and Citadel, as tenant (such Lease Agreement, as the same has been amended from time to time through the date hereof, the “Citadel Lease”; the holder from time to time of the tenant’s interest under the Citadel Lease, the “Citadel Lease Tenant”). Nothing herein contained is intended to limit Indemnitee’s right, in its capacity following the Closing as the landlord under the Citadel Lease, to freely modify the Citadel Lease, it being understood that Indemnitor’s obligations hereunder are limited to the One N. Wacker Obligations as are in effect as of the date hereof. The documents and instruments comprising the Citadel Lease as are currently in effect are listed on Schedule 1 annexed hereto. Indemnitor hereby represents and warrants to Indemnitee that, except as set forth in Section 43 of the Citadel Lease, there are no existing obligations of the landlord under the Citadel Lease relating to space other than the space located at the Property as demised pursuant to the Citadel Lease.

2.	Indemnification.

(a)         Indemnitor hereby agrees to indemnify and hold harmless Indemnitee, its successors and assigns subject to the provisions of Section 9(j) below, from and against any and all suits, claims, demands, liabilities, damages, costs and expenses of every kind and nature (including, without limiting the generality of the foregoing, reasonable attorneys’ fees and expenses and any and all court costs, penalties and fines), that may at any time be incurred by, imposed on or asserted against Indemnitee based on, relating to, or arising out of or resulting from the One N. Wacker Obligations, including, without limitation, any abatements and/or offsets of any nature under the Citadel Lease of which the Citadel Lease Tenant may avail itself to the extent based on, relating to, or arising out of or resulting from the One N. Wacker Obligations (collectively, the “Indemnified Matters”). Without limiting the generality of the foregoing, the parties acknowledge and agree that notwithstanding the consummation of the transactions under the Purchase Agreement and the assumption of the Citadel Lease in accordance therewith, the intention of the parties with respect to such assumption is and has been (and as an express inducement for Indemnitee to enter into the Purchase Agreement, the parties’ understanding is and was) that the One N. Wacker Obligations were, following the Closing under the Purchase Agreement, to be the responsibility of the Indemnitor.

(b)         Without limiting the generality of the foregoing (but subject in all events to Section 3 hereof and to the One N. Wacker Escrow Agreement, including, without limitation, Section 13.B thereof), Indemnitee acknowledges that Indemnitor has the right (as provided in

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Section 3.5 of the Purchase Agreement) to first look to obtain the release of the Purchase Agreement Escrow Funds to be used for the One N. Wacker Obligations before funding any of the Indemnified Matters from its own funds.

3.            Payment and Reimbursement. Without limiting the generality of the foregoing, Indemnitor shall pay all sums required to satisfy the One N. Wacker Obligations as and when due (subject to any applicable notice and cure period(s), and subject, further, to Indemnitee’s delivery to Indemnitor of the invoices and other materials required pursuant to the next succeeding sentence, to the extent not otherwise furnished or known to Indemnitor), failing which, Indemnitee shall have the right to deliver written notice of such failure to Indemnitor, and, if such sums are not paid within ten (10) days following Indemnitee’s delivery to Indemnitor of such notice, then Indemnitee shall have the right to pay any and all such sums (including any late fees and other penalties) and Indemnitor shall reimburse Indemnitee therefor (together with interest accruing on all sums paid by Indemnitee from the date when paid by Indemnitee until paid by Indemnitor at the “prime rate” plus two (2.0%) percent), promptly upon receipt of Indemnitee’s written demand therefor. In furtherance of the foregoing, Indemnitee shall promptly forward to Indemnitor and to Lender copies of all invoices and other material correspondence and documents it receives from the Citadel Lease Tenant with respect to the One N. Wacker Obligations. The term “prime rate” shall mean the rate per annum (rounded to the nearest basis point) announced by the Escrow Agent from time to time as its base lending rate in effect at its principal office. Each change in the “prime rate” shall be effective on the date such change is announced to become effective.

4.            Management of Subleasing. Indemnitor represents and warrants to Indemnitee that (i) Seller and Citadel have entered into a certain letter agreement dated May 29, 2002, as amended by that certain letter agreement dated as of May, 2004 (as so amended and as it may be further amended in accordance with the terms of this Agreement, the “Asset Management Agreement”), (ii) a true, correct and complete copy of such Asset Management Agreement is annexed as Exhibit B hereto, (iii) except as may be set forth on said Exhibit B, the Asset Management Agreement has been neither amended nor modified, and (iv) the Asset Management Agreement is in full force and effect. Simultaneously with the Closing under the Purchase Agreement, and notwithstanding anything to the contrary therein, the Asset Management Agreement has been assigned by Seller to Indemnitee on the date hereof pursuant to a certain assignment of even date herewith. Indemnitee hereby revocably assigns and Indemnitor hereby assumes (such assignment and assumption, the “AMA Assignment”), the rights and obligations of the Seller under the Asset Management Agreement, provided, that the AMA Assignment may only be revoked by Indemnitee upon not less than five (5) Business Days prior written notice to Indemnitor in the event of Indemnitor’s default hereunder, which default remains uncured beyond any applicable notice and cure period, and is not otherwise cured within such five (5) Business Day period. The AMA Assignment shall be subject to the rights of Lender to succeed to the interest of Indemnitee hereunder under any collateral assignment hereof made by Indemnitee to Lender. Accordingly, without limiting the foregoing, for so long as the AMA Assignment is in effect, Indemnitor shall have (x) the right and the obligation to manage the subleasing of the One N. Wacker Space, and (y) subject to the prior written consent of Indemnitee (which, in each case, shall not be unreasonably withheld, conditioned or delayed), the right to effectuate new subleases and/or modifications of the current subleases affecting the One N. Wacker Space, but in each case subject to and in accordance with the Asset Management

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Agreement. Neither party hereto may amend, modify or terminate the Asset Management Agreement without the consent of the other party hereto (such consent, in each case, not to be unreasonably withheld, conditioned or delayed) (provided, that no such consent shall be necessary following a revocation of the AMA Assignment in accordance with the terms hereof). If (a) Indemnitee, following its receipt of a request for any consent referred to either in the preceding sentence or in clause (y) above, or (b) Indemnitor, following its receipt of a request for any consent referred to in the preceding sentence, shall, in any case, not respond in writing to the requesting party within twelve (12) Business Days after receipt of any such request, then the non-requesting party’s consent to the request in question shall be deemed granted, provided, that the notice wherein such request is contained shall refer to this Agreement and shall state in bold upper case type on the first page thereof: “FAILURE TO RESPOND TO THIS REQUEST FOR CONSENT WITHIN TWELVE (12) BUSINESS DAYS SHALL BE DEEMED CONSENT PURSUANT TO SECTION 4 OF THE REFERENCED AGREEMENT.”

5.	SDMA Escrow Agreement.

(a)         Indemnitor represents and warrants to Indemnitee that (i) a true, correct and complete copy of the SDMA Escrow Agreement is annexed as Exhibit C hereto, (ii) except as may be set forth on said Exhibit C, the SDMA Escrow Agreement has been neither amended nor modified, (iii) the SDMA Escrow Agreement is in full force and effect, and (iv) the amount of the SDMA Sublease Escrow Funds is currently equal to Six Hundred Ninety One Thousand Two Hundred Seventy and 60/100ths Dollars($691,270.60). Simultaneously with the Closing under the Purchase Agreement, and notwithstanding anything to the contrary therein, Seller’s interest in the SDMA Escrow Agreement has been assigned to Indemnitee pursuant to a certain assignment of even date herewith. Indemnitee hereby revocably assigns and Indemnitor hereby assumes (such assignment and assumption, the “SDMA Escrow Assignment”), the rights and the obligations of the Seller under the SDMA Escrow Agreement, provided, that the SDMA Escrow Assignment may only be revoked by Indemnitee upon not less than five (5) Business Days prior written notice to Indemnitor in the event of Indemnitor’s default hereunder, which default remains uncured beyond any applicable notice and cure period, and is not otherwise cured within such five (5) Business Day period. The SDMA Escrow Assignment shall be subject to the rights of Lender to succeed to the interest of Indemnitee hereunder under any collateral assignment hereof made by Indemnitee to Lender. Neither party hereto may amend or modify the SDMA Escrow Assignment without the consent of the other party hereto (such consent, in each case, not to be unreasonably withheld, conditioned or delayed). If either party, following its receipt of a request for any consent referred to in the preceding sentence, shall not respond in writing to the requesting party within twelve (12) Business Days after receipt of any such request, then the non-requesting party’s consent to the request in question shall be deemed granted, provided, that the notice wherein such request is contained shall refer to this Agreement and shall state in bold upper case type on the first page thereof: “FAILURE TO RESPOND TO THIS REQUEST FOR CONSENT WITHIN TWELVE (12) BUSINESS DAYS SHALL BE DEEMED CONSENT PURSUANT TO SECTION 5(a) OF THE REFERENCED AGREEMENT.”

(b)        Indemnitor covenants and agrees that if any portion (the “Released Portion”) of the SDMA Sublease Escrow Funds is disbursed to any person or entity other than the (x) landlord of the One N. Wacker Space in reduction of the One N. Wacker Obligations or

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(y) the Seller in accordance with the terms of the SDMA Escrow Agreement, then the Indemnitor shall promptly and in any event within two (2) Business Days of such disbursement, cause funds in an amount equal to the Released Portion to be added to the Purchase Agreement Escrow Funds pursuant to the One N. Wacker Escrow Agreement.

(c)         Indemnitor acknowledges that Indemnitee has pledged to Lender all of Indemnitee’s right, title and interest in and to the SDMA Escrow Agreement and the SDMA Sublease Escrow Funds, it being expressly understood, however, that the SDMA Sublease Escrow Funds are not, under any circumstances, deemed to be collateral for the Loan.

6.            Cooperation. Indemnitee shall reasonably and promptly cooperate in good faith with Indemnitor in connection with the One N. Wacker Obligations. Without limiting the generality of the foregoing, Indemnitee agrees, in acting in its capacity as the landlord under the Citadel Lease and in connection with the enforcement of its rights with respect to the One N. Wacker Obligations, to promptly act or not act, as the case may be, with respect to such rights pursuant to Indemnitor’s reasonable direction from time to time. In addition, Indemnitee agrees that it shall not amend or modify Section 43 of the Citadel Lease without the consent of Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed, so long as it does not increase Indemnitor’s obligations (other than in the case of monetary obligations, to more than a de minimus extent) or limit Indemnitee’s rights (to more than a de minimus extent) under this Agreement, the One N. Wacker Escrow Agreement, the Citadel Lease or the SDMA Escrow Agreement or any related document). If Indemnitor, following its receipt of Indemnitee’s request for any consent referred to in the preceding sentence, shall not respond in writing thereto within ten (10) Business Days after receipt thereof, then the Indemnitor’s consent to the request in question shall be deemed granted, provided, that the notice wherein such request is contained shall refer to this Agreement and shall state in bold upper case type on the first page thereof: “FAILURE TO RESPOND TO THIS REQUEST FOR CONSENT WITHIN TEN (10) BUSINESS DAYS SHALL BE DEEMED CONSENT PURSUANT TO SECTION 4 OF THE REFERENCED AGREEMENT.”

7.	Representations and Covenants.

(a)         Indemnitor hereby represents and warrants to Indemnitee that, (i) Indemnitor is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware, and has the requisite right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, (ii) this Agreement has been duly executed and delivered and is the valid and binding obligation of Indemnitor, enforceable in accordance with its terms, (iii) to the best of Indemnitor’s knowledge, the Wacker Lease (as such term is defined in the Citadel Lease) is in full force and effect, and, except as otherwise disclosed by Indemnitor in writing to Indemnitee, the Wacker Lease has not been amended or modified, (iv) to the best of Indemnitor’s knowledge, neither of the parties to the Wacker Lease are in default thereunder, nor is Indemnitor aware of any circumstances which, but for the passage of time, would give rise to a default thereunder by either of such parties, (v) neither Indemnitor nor Seller has received any notice from the Citadel Lease Tenant demanding payment of any of the One N. Wacker Obligations which remain unpaid and are past due, (vi) there are no subleases, occupancies or licensees of any space in the One N. Wacker Space except as set forth on Exhibit D hereto (the same, as listed on said Exhibit D, the “One N. Wacker

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Subleases”), (vii) each of the One N. Wacker Subleases is in full force and effect, (viii) to the best of Indemnitor’s knowledge, none of the parties to the One N. Wacker Subleases are in default thereunder, nor is Indemnitor aware of any circumstances which, but for the passage of time, would give rise to a default thereunder by any of such parties, (ix) all of the information set forth on the rent roll annexed as Exhibit D-1 hereto is true, correct and complete, and said rent roll accurately and completely sets forth with respect to the Wacker Lease the fixed and additional rents payable thereunder (both currently and for the duration of the term thereof), the lease expiration date and security deposit, and (x) all of the information set forth on the rent roll annexed as Exhibit D-2 hereto is true, correct and complete, and said rent roll accurately and completely sets forth with respect to the One N. Wacker Subleases the fixed and additional rents payable thereunder (both currently and for the duration of the term thereof), sublease expiration dates and security deposits, renewal rights, expansion options if any and the fixed and additional rents which would be payable if any such expansion options are exercised, and whether any such expansion options or renewal rights have heretofore been exercised.

(b)        Indemnitee hereby represents and warrants to Indemnitor that, (i) Indemnitee is a limited liability company, duly formed and validly existing and in good standing under the laws of the State of Delaware, and has the requisite right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, and (ii) this Agreement has been duly executed and delivered and is the valid and binding obligation of Indemnitee, enforceable in accordance with its terms.

8.	Covenant to Maintain Liquidity.

(a)         Indemnitor covenants and agrees to maintain at all times prior to the Termination Date (as defined in the One N. Wacker Escrow Agreement) unrestricted cash in accordance with the following schedule (the “Liquidity Covenant”):

(i)          During the period commencing on the date hereof and ending on December 31, 2007, unrestricted cash in an aggregate amount equal to Twelve Million Five Hundred Thousand and No/100ths Dollars ($12,500,000.00).

(ii)        During the period commencing on January 1, 2008, and ending on December 31, 2008, unrestricted cash in an aggregate amount equal to Eleven Million Five Hundred Thousand and No/100ths Dollars ($11,500,000.00).

(iii)       During the period commencing on January 1, 2009, and ending on December 31, 2009, unrestricted cash in an aggregate amount equal to Nine Million Five Hundred Thousand and No/100ths Dollars ($9,500,000.00).

(iv)       During the period commencing on January 1, 2010, and ending on December 31, 2010, unrestricted cash in an aggregate amount equal to Seven Million and No/100ths Dollars ($7,000,000.00).

(v)         During the period commencing on January 1, 2011, and ending on December 31, 2011, unrestricted cash in an aggregate amount equal to Four Million Five Hundred Thousand and No/100ths Dollars ($4,500,000.00).

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(vi)       During the period commencing on January 1, 2012, and ending on the Termination Date, unrestricted cash in an aggregate amount equal to Two Million and No/100ths Dollars ($2,000,000.00).

If Indemnitor shall at any time fail to satisfy the Liquidity Covenant, then, within thirty (30) days following delivery to Indemnitor of written notice of such failure from either Indemnitee or Lender, Indemnitor shall either (i) cause cash to be deposited in its account(s) so as to thereafter satisfy the Liquidity Covenant (the foregoing, to be evidenced to Lender and Indemnitee in their respective sole discretion), or (ii) deposit cash in an amount equal to the Liquidity Covenant Shortfall with Lender, to be held (in Lender’s capacity as escrow agent under the One N. Wacker Escrow Agreement) as Purchase Agreement Escrow Funds pursuant to and in accordance with the One N. Wacker Escrow Agreement. The term “Liquidity Covenant Shortfall” means, at any time, the difference between (x) the cash amount then required to satisfy the Liquidity Covenant and (y) the cash amount then actually maintained by Indemnitor in order to satisfy the Liquidity Covenant.

(b)        Indemnitor shall deliver to Lender and Indemnitee copies of Prime Group Realty Trust’s (the “Trust”) quarterly-filed Form 10-Q and/or Form 10-K no later than thirty (30) days following the filing thereof in satisfaction of quarterly securities laws disclosure requirements (and the same shall include, specifically, evidence of how much unrestricted cash Indemnitor has as of the end of each quarter). If the Trust ceases to file a Form 10-Q or a Form 10-K, then in lieu thereof, Indemnitor shall deliver to Lender and Indemnitee a balance sheet of the Trust, prepared in accordance with generally accepted accounting principles, consistently applied, and certified by the Chief Executive Officer and the Chief Financial Officer (or other equivalent officer) of the Trust.

9.	Miscellaneous.

(a)          This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of Illinois.

(b)          All pronouns and any variations of pronouns herein shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require. Whenever the terms herein are singular, the same shall be deemed to mean the plural, and vice versa, as the identity of the parties or the context requires.

(c)          This Agreement may be executed in multiple counterparts, each of which shall constitute a duplicate original, but all of which together shall constitute one and the same instrument.

(d)          All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by facsimile transmission (provided that any facsimile delivery is promptly followed by the sender by personal delivery or overnight courier), or by overnight courier (such as Federal Express), addressed as follows:

If to Indemnitor:	Prime Group Realty, L.P.

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77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: Jeffrey A. Patterson

Fax: 312/917-1597

With a copy to:	Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Attention: James F. Hoffman

Chicago, Illinois 60601

Fax: 312/917-1684

And to:	Jenner & Block LLP

330 North Wabash Avenue

Chicago, Illinois 60611

Attention: Donald I. Resnick

Fax: 312/840-7656

If to Indemnitee:	131 South Dearborn LLC
c/o Richland Properties LLC

617 11th Avenue

New York, New York 10036

Attention: Robert Gans

Fax:	212/246-0855
With a copy to:	Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104-3300

Attention: Ronald B. Emanuel

Fax: 212/541-4630

With a copy to:	JPMorgan Chase Bank, N.A.

c/o ARCap Servicing, Inc.

5221 N. O’Connor Blvd., Suite 600

Irving, Texas 75039

Attention: Clyde Greenhouse – Director of Administration

Fax: 972/580-3888

With a copy to:	Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: John M. Zizzo

Fax: 212/504-6666

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(e)          Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated unless such change, waiver discharge or termination is in writing and signed by each of the parties hereto.

(f)           Paragraph headings are inserted solely for ease of reference and shall not be construed to enlarge, modify or limit the provisions hereof.

(g)          In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reimbursement of the cost and expenses thereof from the other party or parties, including reasonable attorneys’ fees and including such costs, expenses and fees incurred on appeals of such litigation.

(h)          Indemnitor and Indemnitee (by acceptance hereof), having been represented by counsel, each knowingly and voluntarily waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith and agrees that any such action or proceeding will be tried before a court and not before a jury.

(i)           Indemnitor and Indemnitee hereby agree that all proceeds or actions in any way arising out of or related to this Agreement will be litigated in courts having sites in Chicago, Illinois. Indemnitor and Indemnitee hereby consent and submit to the jurisdiction of any court located within Chicago, Illinois, waive personal service of process and agree that all such service or process may be made by registered mail directed to either Indemnitor or Indemnitee at the address stated herein and service so made will be deemed to completed upon actual receipt.

(j)           This Agreement shall be binding upon and inure to the benefit of Indemnitor and Indemnitee and their respective successors and assigns, including without limitation, JPMorgan Chase Bank, N.A. and/or any other party providing or holding mortgage and/or mezzanine financing with respect to the Property or equity interests in Indemnitee, as applicable (each, an “Other Lending Party”) (and in furtherance of, and without limiting, the foregoing, Indemnitor acknowledges and agrees that the representations made by it to Indemnitee hereunder shall run to the benefit of the Lender and any such Other Lending Party), provided, in the case of any such Other Lending Party, (i) notice (and a notice-address for purposes of Section 9(d) hereof) of such Other Lending Party’s succession or assumption of rights hereunder is given to Indemnitor and Indemnitee, and (ii) any such Other Lending Party acknowledges the terms and conditions hereof. Indemnitee shall have the right to collaterally assign this Agreement and/or the SDMA Escrow Agreement to JPMorgan Chase Bank, N.A., as mortgage and mezzanine lender, or any Other Lending Party meeting the requirements of clauses (i) and (ii) of the preceding sentence. In addition to, and without limiting, the foregoing, the parties hereto agree that JPMorgan Chase Bank, N.A. and each Other Lending Party shall be a third party beneficiary of this Agreement. Notwithstanding the foregoing, Lender’s rights hereunder (including, without limitation, any consent rights granted Lender hereunder), shall expire and be of no further force and effect following the repayment of the Loan in full.

(k)          This Agreement may not be terminated or modified without the written consent of the Lender (not to be unreasonably withheld, conditioned or delayed), and any such

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termination or modification without written consent of the Lender shall be deemed void ab initio. Notwithstanding the foregoing, upon the occurrence of the Termination Date, and provided that there are then no outstanding Indemnified Matters, this Agreement shall be deemed terminated and of no further force and effect, except to the extent of any matters expressly stated herein to survive the termination hereof.

(l)           Nothing contained in this Agreement and no failure of Indemnitor to perform its obligations hereunder shall diminish, impair or otherwise affect in any way the surviving obligations of the Purchaser under the Purchase Agreement, including without limitation, the indemnification made by the Purchaser under Section 3.2 of the Purchase Agreement (and in each case, subject to and in accordance with the terms and conditions thereof, including, without limitation, the obligations of Indemnitor provided in Section 3.5 of the Purchase Agreement, as memorialized herein and in the One N. Wacker Escrow Agreement).

[Signature Page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by Indemnitor and Indemnitee and is effective as of the day and year first above written.

INDEMNITOR:	PRIME GROUP REALTY, L.P., a Delaware limited

partnership

By:    Prime Group Realty Trust, a Maryland real estate trust, its managing general partner

By:    [s] Jeffrey A. Patterson

Name:              Jeffrey A. Patterson

Its:     President and Chief Executive Officer

INDEMNITEE:	131 SOUTH DEARBORN LLC, a Delaware limited liability company
By:	[s] Robert M. Gans
Robert M. Gans, President

ACKNOWLEDGED AND AGREED

AS THIRD PARTY BENEFICIARY:

JPMORGAN CHASE BANK, N.A.,

as Mortgage Lender

By: [s] Michael A. Fralin

Name: Michael A. Fralin

Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A.,

as Mezzanine Lender

By: [s] Michael A. Fralin

Name: Michael A. Fralin

Title: Authorized Signatory

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SCHEDULE 1

Citadel Lease

[Intentionally omitted]

EXHIBIT A

One N. Wacker Escrow Agreement

See attached document

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ESCROW AGREEMENT

[ONE N. WACKER]

ESCROW NO. ____________	DATE: November ___, 2006

1.        131 South Dearborn LLC, a Delaware limited liability company (as successor-in-interest to CARI, LLC, a New York limited liability company) (“Purchaser”) and Dearborn Center, L.L.C., a Delaware limited liability company (“Seller”), are parties to that certain Purchase and Sale Agreement dated as of August 28, 2006 (as the same may have been amended, the “Purchase Agreement”) with respect to the real property and improvements commonly known as Citadel Center and located at 131 South Dearborn Street, Chicago, Illinois and certain other related property (collectively, the “Property”).

2.        JPMorgan Chase Bank, N.A., a national banking association (the “Lender”), is providing mortgage and mezzanine financing (collectively, the “Loan”) in connection with Indemnitee’s purchase of the Property.

3.        This escrow agreement (this “Escrow Agreement”) is intended to constitute the “One N. Wacker Escrow Agreement” pursuant to Section 3.5 of the Purchase Agreement.

4.        Simultaneously herewith, Seller and Purchaser have entered into a certain Indemnification Agreement of even date herewith (the “Indemnification Agreement”), which is intended to constitute the “One N. Wacker Guaranty” pursuant to Section 3.5 of the Purchase Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Indemnification Agreement.

5.        Pursuant to said Section 3.5 of the Purchase Agreement, Prime Group Realty, L.P., a Delaware limited partnership (“PGRLP”), is hereby depositing Six Million Four Hundred Eight Thousand Seven Hundred Twenty Nine and 40/100ths Dollars ($6,408,729.40) with JPMorgan Chase Bank, N.A., as escrow agent (in such capacity, the “Escrow Agent”), as security for the One N. Wacker Obligations. The sums deposited hereunder, as the same may be increased or reduced from time to time in accordance with the terms hereof, are referred to herein as the “Purchase Agreement Escrow Funds.”

6.        The Purchase Agreement Escrow Funds shall be deposited into a separate account maintained by Escrow Agent in accordance with the provisions of Section 10 hereof, and shall be held and disbursed by Escrow Agent pursuant to the following (as further supplemented by the provisions of Section 13 hereof):

A.       PGRLP shall have the right from time to time, subject to the provisions of Section 13 hereof, to direct the Escrow Agent to disburse portions of the Purchase Agreement Escrow Funds in payment of the One N. Wacker Obligations, by submitting to Escrow Agent a written request for disbursement (a “PGRLP Disbursement Request”), a copy of which PGRLP Disbursement Request shall be simultaneously delivered to Purchaser. Any PGRLP Disbursement Request shall (i) include PGRLP’s

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certification that a copy of the same has been delivered to Purchaser, (ii) include reasonably detailed back-up information supporting the request made thereby, (iii) specify whether the funds requested thereby shall be paid to the Citadel Lease Tenant or, subject to and in accordance with Section 7 hereof, PGRLP (provided, that in the case of a request for disbursal directly to PGRLP, satisfactory evidence of the prior payment by PGRLP of the requested sums shall be included with any such PGRLP Disbursement Request), and (iv) such further information and materials as provided in Section 6.G hereof.

B.       Purchaser shall have the right from time to time, subject to the provisions of Section 13 hereof, to direct the Escrow Agent to disburse portions of the Purchase Agreement Escrow Funds to Purchaser in payment of Indemnified Matters, by submitting to Escrow Agent a written request for disbursement (a “Purchaser Disbursement Request”), a copy of which Purchaser Disbursement Request shall be simultaneously delivered to PGRLP. Any Purchaser Disbursement Request shall (i) include Purchaser’s certification that a copy of the same has been delivered to PGRLP, and (ii) reasonably detailed back-up information supporting the request made thereby.

C.       Upon receipt of a PGRLP Disbursement Request, Escrow Agent shall proceed with payment of the requested funds pursuant to the direction therein contained, provided, however, that the Escrow Agent shall not honor such PGRLP Disbursement Request until not less than seven (7) business days after the date on which the Escrow Agent shall have delivered a copy of such PGRLP Disbursement Request to Purchaser, nor thereafter (except as hereafter provided) if during such seven (7) business day period the Escrow Agent shall have received an objection in writing to such payment from Purchaser (a “Purchaser Objection Notice”). Any Purchaser Objection Notice shall include (i) Purchaser’s certification that a copy of the same has been delivered to PGRLP, (ii) specific reasons for such objection, and (iii) the amount of the disbursement request to which an objection is being raised.

D.       Upon receipt of a Purchaser Disbursement Request, Escrow Agent shall proceed with payment of the requested funds pursuant to the direction therein contained, provided, however, that the Escrow Agent shall not honor such Purchaser Disbursement Request until not less than seven (7) business days after the date on which the Escrow Agent shall have delivered a copy of such Purchaser Disbursement Request to PGRLP, nor thereafter (except as hereafter provided) if during such seven (7) business day period the Escrow Agent shall have received an objection in writing to such payment from PGRLP (a “PGRLP Objection Notice”). Any PGRLP Objection Notice shall include (i) PGRLP’s certification that a copy of the same has been delivered to Purchaser, (ii) specific reasons for such objection, and (iii) the amount of the disbursement request to which an objection is being raised.

E.       In the event Escrow Agent receives either a PGRLP Objection Notice or a Purchaser Objection Notice, Escrow Agent shall not pay all or that portion of the requested funds to which an objection is raised unless and until it receives a joint written notice to do so from both Purchaser and PGRLP or a final judgment of a court having jurisdiction.

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F.        Escrow Agent agrees, (x) promptly following its receipt of any PGRLP Disbursement Request or PGRLP Objection Notice, to deliver a copy thereof to Purchaser, and (y) promptly following its receipt of any Purchaser Disbursement Request or Purchaser Objection Notice, to deliver a copy thereof to PGRLP.

G.       PGRLP shall submit to Escrow Agent as part of any PGRLP Disbursement Request made hereunder such reasonably detailed back-up information as may be necessary in order to reasonably evidence to Escrow Agent and to Purchaser that any sums that have been disbursed since the time of the previous draw by PGRLP under this Escrow Agreement by the Title Company under the SDMA Escrow Agreement to PGRLP, have theretofor been paid by PGRLP or the Title Company to the Citadel Lease Tenant and/or the landlord of the One N. Wacker Space in satisfaction of the portion of the One North Wacker Obligations covered by such disbursed portion of the SDMA Sublease Escrow Funds; it being understood that, if PGRLP shall fail to so reasonably evidence such prior payment to such parties, then Escrow Agent shall in such case hold back from the sums requested pursuant to the applicable PGRLP Disbursement Request a sum equal to any such sums theretofor disbursed by Title Company since the time of the previous draw by PGRLP under this Escrow Agreement (or in the case of the first draw, since the date hereof), and such held back sums shall continue to be held as Purchase Agreement Escrow Funds hereunder until such evidence is provided.

7.        In the event that the Escrow Agent continues to hold any Purchase Agreement Escrow Funds on the date that the One N. Wacker Obligations expire or otherwise terminate in accordance with the applicable provisions of the Citadel Lease (the “Termination Date”), then PGRLP shall have the right to send a notice to Escrow Agent requesting the disbursal to PGRLP of all then remaining Purchase Agreement Escrow Funds (a “Final Disbursement Request Notice”), a copy of which Final Disbursement Notice shall be simultaneously delivered to Purchaser. Any Final Disbursement Request Notice shall include (i) PGRLP’s certification that a copy of the same has been delivered to Purchaser, and (ii) reasonably detailed back-up information supporting the request made thereby. Upon receipt of a Final Disbursement Request Notice, Escrow Agent shall proceed with payment of the requested funds pursuant to the direction therein contained, provided, however, that the Escrow Agent shall not honor such Final Disbursement Request Notice until not less than ten (10) business days after the date on which the Escrow Agent shall have delivered a copy of such Final Disbursement Request Notice to Purchaser, nor thereafter (except as hereafter provided) if during such ten (10) business day period the Escrow Agent shall have received an objection in writing to such payment from Purchaser (“Final Disbursement Objection Notice”), a copy of which Final Disbursement Objection Notice shall be simultaneously delivered to PGRLP. Any Final Disbursement Objection Notice shall include (i) Purchaser’s certification that a copy of same has been delivered to PGRLP, (ii) specific reasons for such objection, and (iii) the amount of the Final Disbursement Request Notice to which an objection is being raised. If Escrow Agent receives a Final Disbursement Objection Notice, Escrow Agent shall not disburse the requested funds unless it receives a joint written direction to do so from both Purchaser and PGRLP or a final judgment of a court having jurisdiction. Escrow Agent agrees, promptly following its receipt of either a Final Disbursement Request Notice or a Final Disbursement Objection Notice, to deliver a copy thereof to the other party hereto.

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8.        Except as provided in Sections 5, 6 and 9 of this Escrow Agreement, Escrow Agent is hereby expressly authorized to disregard, in its sole discretion, any and all notices or warnings given by any of the parties hereto, or by any other person or corporation. Notwithstanding the foregoing, the Escrow Agent is hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court having jurisdiction, and in case the said Escrow Agent obeys or complies with any such order, judgment or decree of any such court it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this escrow, to which said Escrow Agent is or may at any time become a party, PGRLP and Purchaser will each pay one-half to said Escrow Agent upon demand of any and all costs, fees and expenses (including reasonable attorneys’ fees, whether such attorneys shall be regularly retained or specifically employed) which it may incur or become liable for on account thereof.

9.        Notwithstanding anything otherwise herein set forth, subject to the General Provisions set forth in Exhibit A attached to this Escrow Agreement and specifically incorporated herein by reference, in no case shall the above mentioned deposits be surrendered except pursuant to the terms of this Agreement or in obedience of the process or order of court as aforesaid.

10.     The Purchase Agreement Escrow Funds may be invested on behalf of PGRLP and at PGRLP’s direction, provided, that, (x) in no event shall the Purchase Agreement Escrow Funds be invested other than in (i) bonds, notes, Treasury Bills or other securities in each case constituting the direct obligation of, or guaranteed by the full faith and credit of, the United States of America, or (ii) an interest-bearing account of Escrow Agent, (y) any direction to Escrow Agent for such investment shall be expressed in writing, and (z) Escrow Agent is in receipt of the taxpayer’s identification number and investment forms as may be required by Escrow Agent. Earnings arising from the investment of funds deposited hereunder, less the cost of making such investment (collectively, the “Earnings”), shall be paid to or for the account of PGRLP. Within thirty (30) days after the last day of each calendar quarter occurring during the term of this Escrow Agreement, Escrow Agent shall send an accounting to PGRLP and Purchaser of all Earnings for such calendar quarter along with payment to PGRLP of fifty percent (50%) of the Earnings for such quarter. The remaining Earnings shall be included and held as Purchase Agreement Escrow Funds hereunder in accordance with the terms and conditions of this Agreement. Escrow Agent will, upon request, furnish information concerning its procedures and fee schedules for investment.

11.     Except as to deposits of funds for which Escrow Agent has received express written direction concerning investment or other handling as provided in Section 9 hereof, the parties hereto agree that the Escrow Agent shall be under no duty to invest or reinvest any deposits at any time held by it hereunder; and, further, that Escrow Agent may commingle such deposits with other deposits in the manner provided for the administration of funds under Section 3 of Illinois Banking and Finance Act (Chap. 17, Para. 1555 Ill. Rev. Stat.), provided, however, nothing herein shall diminish Escrow Agent’s obligation to apply the full amount of the Purchase Agreement Escrow Funds in accordance with the terms of this Agreement.

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12.     In the event the Escrow Agent is requested to invest deposits hereunder, Escrow Agent is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of these escrow instructions, unless Escrow Agent shall act with gross negligence or willful misconduct.

13.     Supplementing the provisions of Section 6, the Purchase Agreement Escrow Funds shall also be held and disbursed by Escrow Agent pursuant to the following:

A.       For purposes hereof, the following terms have the following meanings, respectively:

(i)       “Applicable Aggregate Leasing Shortfall Amount” means, for each Escrow Year hereunder, the sum obtained by adding all the Applicable Yearly Leasing Shortfall Amounts for each of the Escrow Years then remaining hereunder.

(ii)      “Applicable Yearly Leasing Shortfall Amounts” means the nominal portions of the One N. Wacker Obligations which are set forth on Schedule 1 annexed hereto in amounts corresponding to each Escrow Year.

(iii)    “Approved Leasing Costs” means reasonable and customary leasing and brokerage commissions incurred in connection with, and any direct payments and work allowances paid or granted to or for the benefit of the subtenant under a sublease heretofore or hereafter entered into by the Citadel Lease Tenant with respect to the One N. Wacker Space (as defined in the Purchase Agreement) (as heretofore or hereafter effectuated by PGRLP (or its predecessor-in-interest, as applicable) pursuant to the Asset Management Agreement) (excluding any direct payments or work allowances made or granted by the landlord of the One N. Wacker Space).

(iv)    “Escrow Year” means (x) as and for the first (1st) Escrow Year hereunder, the period which commences on the date hereof and which ends on December 31, 2007, and (y) as and for each Escrow Year thereafter, each successive calendar year thereafter, provided, that the final Escrow Year hereunder shall be calendar year 2012.

B.       Notwithstanding anything otherwise set forth herein, until the Termination Date (and subject to the further provisions of Subsection 13.C below), the Escrow Agent shall not be authorized during any Escrow Year to disburse Purchase Agreement Escrow Funds in amount(s) in the aggregate in excess of the Applicable Yearly Leasing Shortfall Amount for such Escrow Year.

C.       Beginning in the Escrow Year which commences on January 1, 2009 and during each Escrow Year thereafter occurring hereunder, the Escrow Agent is authorized to disburse Purchase Agreement Escrow Funds in the aggregate in excess of the Applicable Yearly Leasing Shortfall Amount for such Escrow Year (the amount by which the Purchase Agreement Escrow Funds disbursed during any such Escrow Year exceeds the Applicable Yearly Leasing Shortfall Amount for such Escrow Year is referred to

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herein as the “Applicable Leasing Shortfall Excess Amount”), provided, that, (i) the Applicable Leasing Shortfall Excess Amount resulting therefrom shall be utilized for reimbursement of Approved Leasing Costs (as evidenced by the requisite certification and information to be delivered to Escrow Agent pursuant to (x) Subsection 6.A and 6.B above and (y) the next succeeding sentence), and (ii) each such disbursal shall result, to Escrow Agent’s and Purchaser’s reasonable satisfaction, in a reduction of the then Applicable Aggregate Leasing Shortfall Amount by an amount equal to or more than the Applicable Leasing Shortfall Excess Amount. Each request for disbursals pursuant to this Section 13.C shall (a) specify the amount requested and describe in reasonable detail the applicable Approved Leasing Costs to be paid for with the requested funds, (b) include copies of the invoices to be paid with the requested funds and partial lien waivers (and, in the case of a request for reimbursement, copies of paid invoices), (c) in the case of a request for payment of leasing commissions, include a true, correct and complete copy of the agreement(s), with the applicable broker or agent pursuant to which a commission is due, and (d) include or be thereafter supplemented with such other evidence as Escrow Agent shall reasonably request in order to evidence that any tenant improvements which comprise the applicable Approved Leasing Costs and which are to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement.

14.     All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by facsimile transmission (provided that any facsimile delivery is promptly followed by the sender by personal delivery or overnight courier), or by overnight courier (such as Federal Express), addressed as follows:

If to PGRLP:	Prime Group Realty, L.P.

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: Jeffrey A. Patterson

Fax: 312/917-1597

With a copy to:	Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Attention: James F. Hoffman

Chicago, Illinois 60601

Fax: 312/917-1684

And to:	Jenner & Block LLP

330 North Wabash Avenue

Chicago, Illinois 60611

Attention: Donald I. Resnick

Fax: 312/840-7656

If to Purchaser:	131 South Dearborn LLC

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c/o Richland Properties LLC

617 11th Avenue

New York, New York 10036

Attention: Robert Gans

Fax:	212/246-0855
With a copy to:	Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104-3300

Attention: Ronald B. Emanuel

Fax: 212/541-4630

If to Escrow Agent:	JPMorgan Chase Bank, N.A.

[c/o ARCap Servicing, Inc.

5221 N. O’Connor Blvd., Suite 600

Irving, Texas 75039

Attention: Clyde Greenhouse – Director of Administration

Fax: 972/580-3888]

With a copy to:	Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: John M. Zizzo

Fax: 212/504 6666

All notices given in accordance with the terms hereof shall be deemed given and received when delivered. Any party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section.

15.     This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

16.     In the event of any litigation arising out of this Agreement between PGRLP and Purchaser, the prevailing party shall be entitled to reimbursement of the costs and expenses thereof from the other party, including any amounts paid by the prevailing party pursuant to the terms of the last sentence of Section 7 hereof, the next succeeding sentence of this Section 16, Section 19 and Section 20 hereof, and including reasonable attorney’s fees and including such costs, expenses and fees incurred for appeals of such litigation. PGRLP and Purchaser jointly and severally indemnify Escrow Agent against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorneys’ fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions between PGRLP and Purchaser. The obligations of Purchaser and PGRLP under this Section 19 shall survive termination of this Escrow Agreement.

17.     This Agreement shall be binding upon and inure to the benefit of PGRLP and Purchaser and their respective successors and assigns, including without limitation, JPMorgan Chase Bank,

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N.A. (in its capacity as the Lender) and/or any other party providing financing with respect to the Property. Indemnitee shall have the right to collaterally assign this Agreement and all its right, title and interest hereunder to JPMorgan Chase Bank, N.A. (in its capacity as the Lender) or any such other party in connection with any such financing, provided, however, that in no event shall the Purchase Agreement Escrow Funds be deemed to be additional collateral for the Loan, and, provided, further, however, that Purchaser’s default, if any, under the Loan, shall not be a basis for Escrow Agent’s refusal to fund disbursals of the Purchase Agreement Escrow Funds as otherwise provided for herein.

18.     At the option of Escrow Agent, the Purchase Agreement Escrow Funds may be held by a servicer (the “Servicer”) selected by Escrow Agent and Escrow Agent may delegate all or any portion of its responsibilities under this Agreement to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Escrow Agent and Servicer. Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Escrow Agent is entitled thereto under the applicable provisions of this Agreement. Upon notice thereof from Escrow Agent, Servicer shall have the right to exercise all rights of Escrow Agent and enforce all obligations of the parties hereto, pursuant to the provisions of this Agreement.

19.     PGRLP and Purchaser shall jointly and severally indemnify Escrow Agent against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorneys’ fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Escrow Agent’s provision of the services described in this Escrow Agreement. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Escrow Agent. The obligations of Purchaser and PGRLP under this Section 19 shall survive termination of this Escrow Agreement.

20.     PGRLP and Purchaser shall jointly and severally pay to Escrow Agent, upon receipt of Escrow Agent’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Escrow Agent in connection with the enforcement of this Escrow Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Escrow Agent’s rights in a case arising under Title 11, United States Code. PGRLP and Purchaser each agree to pay Escrow Agent, upon receipt of Escrow Agent’s invoice, all costs, expenses and reasonable attorneys’ fees (including allocated costs for in-house legal services) incurred by Escrow Agent in the administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

21.     Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Escrow Agent, PGRLP and Purchaser. PGRLP and Purchaser each agree that nothing contained in this Agreement, nor any course of dealing among the parties to this Agreement, shall constitute a commitment or other obligation on the part of Escrow Agent to extend credit to PGRLP or Purchaser.

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22.     Purchaser and PGRLP shall each indemnify, defend and hold harmless the other from and against any and all claims, demands, actions, penalties, suits, damages, losses and liabilities (including, without limitation, the cost of defense, settlement, appeal and reasonable attorneys’ fees and costs) which such party may incur or suffer as a result of any disbursement request or objection notice wrongfully delivered pursuant to Section 6.A, Section 6.B, Section 6.C, Section 6.D or Section 7 hereunder. A disbursement request or objection notice will be deemed to have been wrongfully delivered by Purchaser or PGRLP, as the case may be, if, in the case of a disbursement request, the party that delivers any such request knew or reasonably should have known that such party was not entitled to the sums (or applicable portion thereof) requested thereby, and in the case of an objection notice, the party delivering any such objection knew or reasonably should have known that the requesting party was entitled to the sums requested thereby.

23.     Nothing contained in this Agreement and no failure of PGRLP to perform its obligations hereunder shall diminish, impair or otherwise affect in any way the surviving obligations of the Purchaser under the Purchase Agreement, including without limitation, the indemnification made by the Purchaser under Section 3.2 of the Purchase Agreement (and in each case, subject to and in accordance with the terms and conditions thereof, including, without limitation, the obligations of PGRLP provided in Section 3.5 of the Purchase Agreement as memorialized herein and in the Indemnification Agreement).

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by PGRLP and Purchaser and is effective as of the day and year first above written.

PGRLP:

PRIME GROUP REALTY, L.P., a Delaware limited partnership, its sole member

By:	Prime Group Realty Trust, a Maryland real estate investment trust, its managing partner
By:	______________________________
Name:	______________________________
Title:	______________________________

PURCHASER:

131 SOUTH DEARBORN LLC, a Delaware limited liability company

By:	_______________________________
Robert M. Gans, President

Accepted and Agreed this ____ day of November, 2006:

JPMORGAN CHASE BANK, N.A.,

as Escrow Agent

By:___________________________

Name:_________________________

Title:__________________________

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EXHIBIT A TO ESCROW AGREEMENT

GENERAL PROVISIONS

1.     These instructions may be supplemented, amended, or revoked in writing only, signed by all of the parties hereto, and approved by the Escrow Agent, upon payment of all fees, costs and expenses incidental thereto.

2.     No assignment, transfer, conveyance, or hypothecation of any rights, title, or interest in and to the subject matter of this escrow shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all reasonable fees, costs and expenses incident thereto have been paid and then only upon the Escrow Agent’s assent thereto in writing.

3.     The Escrow Agent may receive any payment called for hereunder after the due date thereof unless subsequent to the due date of such payment and prior to the receipt thereof the Escrow Agent shall have been instructed in writing to refuse any such payment.

4.     The Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as such agent, while acting in good faith and in the exercise of reasonably prudent judgment. Escrow Agent shall be entitled to rely upon the advice of its own attorneys in connection with any act done or omitted by the Escrow Agent.

5.	[Intentionally Omitted]

6.     In consideration of the acceptance of this escrow by the Escrow Agent, the undersigned agree for themselves, their heirs, legal representatives, successors and assigns, to jointly and severally indemnify and hold Escrow Agent harmless as to any liability by it incurred to any other person, firm or corporation by reason of its having accepted the funds deposited hereby, or carrying out any of the terms hereof, and to reimburse it for all its reasonable expenses, including among other things, reasonable counsel fees and court costs incurred in connection herewith (except where arising in connection with Escrow Agent’s negligence or willful misconduct). Purchaser shall pay Escrow Agent its reasonable charges hereunder (i.e., Escrow Agent’s escrow fee and any related servicing fees, as distinguished from other expenses hereunder) pursuant to separate agreement with Escrow Agent.

7.     The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver these instructions or any documents or papers or payments deposited or called for hereunder, and assumes no responsibility or liability for the validity or sufficiency of these instructions or any documents or papers or payments deposited or called for hereunder, other than the duty and obligation to act in good faith and in a reasonably prudent manner. Upon request of Escrow Agent from time to time, each party hereto shall deliver evidence of its authorization to issue notices or instructions hereunder or confirm the authenticity of any of the foregoing.

8.     In the event of any dispute between the parties hereto as to the facts of default, the validity or meaning of these instructions or any other fact or matter relating to the transaction between the parties, the Escrow Agent is instructed as follows:

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(a)    That it shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process or court order or indemnification;

(b)   That it may in its sole and absolute discretion, deposit the property described herein or so such thereof as remains in its hands with the Clerk of the Cook County, Illinois Circuit Court, in whose jurisdiction it falls. Upon so depositing such property and filing its complaint in interpleader it shall be relieved of all liability under the terms hereof as to the property so deposited. The institution of any such interpleader action shall not impair the rights of the Escrow Agent under Paragraph 6 of these General Provisions.

9.     The provisions of these instructions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

[Balance of page purposefully left blank]

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EXHIBIT B

Asset Management Agreement

[Intentionally omitted]

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EXHIBIT C

SDMA Escrow Agreement

[Intentionally omitted]

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EXHIBIT D

One N. Wacker Subleases

[Intentionally omitted]

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EXHIBIT D-1

Wacker Lease Rent Roll

[Intentionally omitted]

CHICAGO_1450623_3

EXHIBIT D-2

One N. Wacker Subleases Rent Roll

[Intentionally omitted]

CHICAGO_1450623_3